Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

November 17, 2025

Bread Financial Holdings, Inc.

3095 Loyalty Circle

Columbus, Ohio 43219

Ladies and Gentlemen:

Bread Financial Holdings, Inc., a Delaware corporation (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (a) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) of the Company; and (b) depositary shares representing fractional interests in shares or multiple shares of the Preferred Stock (the “Depositary Shares”), which may be issued under one or more preferred stock depositary agreements (each, a “Depositary Agreement”) to be entered into between the Company, the preferred stock depositary to be named therein (the “Depositary”) and the holders from time to time of the depositary receipts evidencing the Depositary Shares described therein (the “Depositary Receipts”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof), such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

Bread Financial Holdings, Inc.

2.

When the Depositary Agreement to be entered into in connection with the issuance of any Depositary Shares has been duly authorized, executed and delivered by the Depositary and the Company; the specific terms of the Depositary Shares have been duly authorized and established in accordance with the Depositary Agreement; and such Depositary Shares evidenced by the Depositary Receipts have been duly authorized, executed, issued and delivered in accordance with the Depositary Agreement and the applicable underwriting or other agreement against payment therefor, such Depositary Shares evidenced by such Depositary Receipts will constitute legal and valid interests in the corresponding shares of Preferred Stock, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors of the Company shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Company shall remain, validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) the Depositary Agreement (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that (i) the terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and General Corporation Law of the State of Delaware, except that we express no opinion as to (i) any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

November 17, 2025	2